Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021 relating to the financial statements of Scoutcam Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

June 22, 2021

Tel Aviv, Israel